UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009

MEAD JOHNSON NUTRITION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34251	80-0318351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 West Lloyd Expressway, Evansville, Indiana	47721-0001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 429-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Three Year Revolving Credit Facility Agreement

On February 17, 2009, Mead Johnson & Company (“MJ&C”), a wholly-owned subsidiary of Mead Johnson Nutrition Company (the “Company”), entered into, as a borrower, a three year syndicated revolving credit facility agreement (the “Credit Facility”) with the financial institutions and other lenders named therein, including JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent. The Company entered into the Credit Facility as a guarantor.

The Credit Facility is unsecured and repayable on maturity in February 2012, subject to annual extensions if sufficient lenders agree. The maximum amount of outstanding borrowings and letters of credit permitted at any one time under the Facility Agreement is $410,000,000, which amount may be increased from time to time up to $500,000,000 at the request of MJ&C, subject to customary conditions contained in the Credit Facility. The proceeds of the Credit Facility are to be used for working capital and other general corporate purposes of the Company and its subsidiaries, including commercial paper backup and repurchase of shares.

Borrowings under the Credit Facility will bear interest either at (a) the LIBO rate for specified interest periods plus a margin determined with reference to the Company’s consolidated leverage ratio or (b) a floating rate based upon JPMCB’s prime rate, the Federal Funds rate or the LIBO rate plus, in each case, a margin determined with reference to the Company’s consolidated leverage ratio.

The Company has guaranteed the obligations of MJ&C and all other subsidiary borrowers under the Credit Facility. Additional subsidiaries of the Company may become borrowers under the Credit Facility, in which case, the Company and MJ&C both will guaranty all obligations of such subsidiary under the Credit Facility.

The Credit Facility contains customary covenants, including covenants applicable to the Company and its subsidiaries limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Credit Facility also contains the following financial covenants:

•

The Company is required to maintain a ratio of (a) consolidated total debt to (b) consolidated EBITDA of not greater than 3.25 to 1.0. Compliance with such covenant is tested on the last day of each fiscal quarter and as a condition precedent to each credit extension under the Credit Facility.

•

The Company is required to maintain a ratio of (i) consolidated EBITDA to (ii) consolidated interest expense of at least 3.00 to 1.00. Compliance with such covenant is tested on the last day of each fiscal quarter for the preceding four consecutive fiscal quarters.

In addition, the Credit Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, ERISA matters and cross-default to other debt agreements.

Intercompany Notes

On February 17, 2009, MJ&C issued a Floating Rate Note Due 2014 (the “2014 Note”) to E.R. Squibb & Sons, L.L.C. (“E.R. Squibb”) in the principal amount of $744,246,256. The Company has guaranteed the obligations of MJ&C under the 2014 Note. The 2014 Note matures in February 2014 and bears interest at a floating rate per annum equal to the LIBO rate plus 3.00%, payable quarterly. Starting on June 1, 2010 and continuing through December 31, 2013, MJ&C will make quarterly principal payments of $18,750,000 on the 2014 Note. The affirmative and negative covenants and events of default in the 2014 Note are substantially similar to those contained in the Credit Facility.

On February 17, 2009, MJ&C issued a Fixed Rate Note Due 2016 (the “2016 Note”) to E.R. Squibb in the principal amount of $500,000,000. The Company has guaranteed the obligations of MJ&C under the 2016 Note. The 2016 Note matures in February 2016 and bears interest at a fixed rate per annum equal to 6.43%, payable semiannually. The 2016 Note is not subject to amortization payments. The 2016 Note contains covenants that are applicable to the Company and its subsidiaries, including restrictions on liens, sale and leaseback transactions, substantial asset transfers and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The 2016 Note does not contain any financial covenants. The 2016 Note has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, bankruptcy or insolvency proceedings and change of control.

On February 17, 2009, MJ&C issued a Fixed Rate Note Due 2019 (the “2019 Note”) to E.R. Squibb in the principal amount of $500,000,000. The Company has guaranteed the obligations of MJ&C under the 2019 Note. The 2019 Note matures in February 2019 and bears interest at a fixed rate per annum equal to 6.91%, payable semiannually. The 2019 Note is not subject to amortization payments. The affirmative and negative covenants and events of default in the 2019 Note are substantially similar to those contained in the 2016 Note.

The 2014 Note, 2016 Note and 2019 Note collectively evidence indebtedness that previously was outstanding under a $2,000,000,000 intercompany note issued by the Company on August 26, 2008, as more fully described in the amendment to the Company’s registration statement on Form S-1 filed on February 9, 2009.

The Company is a majority-owned subsidiary of Bristol-Myers Squibb Company (“BMS”) and E.R. Squibb is a wholly-owned subsidiary of BMS.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Three Year Revolving Credit Facility Agreement, dated February 17, 2009, among Mead Johnson & Company, Mead Johnson Nutrition Company, and the financial institutions and other lenders named therein, including JPMorgan Chase Bank, N.A.

10.2	Floating Rate Note of Mead Johnson & Company due 2014

10.3	6.43% Note of Mead Johnson & Company due 2016

10.4	6.91% Note of Mead Johnson & Company due 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2009

MEAD JOHNSON NUTRITION COMPANY

By:	/s/ Kevin Wilson
Kevin Wilson
Vice President and Treasurer